Exhibit 99.1

Contact:	James A. Tracy, CFO

Tel:	(508) 650-9971 ext. 315

Vision Sciences® Announces Results for the Fiscal Quarter

Ended September 30, 2005

Medical Sales Increase by 51%

NATICK, Mass., November 2, 2005 — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal second quarter (“Q2 06”) ended September 30, 2005.  For Q2 06, sales increased by 13% to $2.302 million, compared to $2.031 million for the fiscal quarter ended September 30, 2004 (“Q2 05”).  The net loss for Q2 06 was $1.079 million, or $0.03 per share, compared to $0.930 million, or $0.03 per share in Q2 05.  The Company will report full results for Q2 06 ended September 30, 2005 in its Form 10-Q report to the SEC, expected to be filed by November 14, 2005.

Abbreviated results, in $000’s except for per share data, for Q2 06, compared to Q2 05 are as follows:

	Q2 06	Q2 05	Increase (Decrease)
Sales	$2,302	$2,031	$271
Gross profit	494	251	243
Net loss	$(1,079)	$(930)	$(149)
Net loss per share	$(0.03)	$(0.03)	$—

Sales of the medical segment were $1.707 million in Q2 06, an increase of 51%, compared to sales of $1.130 million in Q2 05.  Sales of the industrial segment were $0.595 million in Q2 06, a decrease of 34%, compared to sales of $0.901 million in Q2 05.  The higher sales of the medical segment were due primarily to higher unit volume of the Company’s Slide-On EndoSheaths for the international Ear-Nose-Throat (“ENT”) market, and higher volume of endoscopes to both the domestic ENT and urology markets.  The Company noted that sales in Q2 06 included 34,830 units of its ENT Slide-On™ EndoSheath® to Medtronic Xomed, Inc. (“Medtronic Xomed”).

Ron Hadani, President and CEO of Vision Sciences, stated, “We are very pleased with our sales in Q2 06 for the following four key reasons:

1.               Medtronic Xomed has resumed ordering ENT EndoSheath units on a consistent basis, as they have depleted the inventory that was initially built up during the first year of our relationship.

2.               In Q2 06 we delivered our new ENT-3000 portable endoscope with the re-chargeable battery-powered LED light source to Medtronic Xomed, after it was introduced at the American Academy of Otolaryngology annual meeting earlier in the quarter.  At that meeting, the ENT-3000 generated significant interest because the re-chargeable battery-powered LED light source, attached to the cordless endoscope together with the EndoSheath, present physicians with a complete mobility solution.

3.               Shipments of ENT EndoSheaths increased to our European distributors, compared to last year, and also we established new distributors in new countries and shipped ENT EndoSheaths to them.

4.               Sales of our cystoscope started to ramp up to our partner in the urology market, Medtronic USA, Inc. (“MGU”).

We continue to anticipate sales of the urology products by MGU will ramp up in the second half of FY 06.  We also expect international sales will increase in the second half of the fiscal year, as our efforts to expand our international dealer network for both ENT and urology products have begun to show positive results.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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